Exhibit 21.1

Parkway, Inc. and Subsidiaries

Name	State
CF Murfreesboro Associates	Delaware
Cousins Greenway Central Plant LLC	Georgia
Cousins Greenway East Parent LLC	Georgia
Cousins Greenway Edloe Parking LLC	Georgia
Cousins Greenway Eight Twelve LLC	Georgia
Cousins Greenway Nine LLC	Georgia
Cousins Greenway Outparcel West LLC	Georgia
Cousins Greenway West First Parent LLC	Georgia
Cousins Greenway West Parent LLC	Georgia
Cousins Greenway West Parking LLC	Georgia
Cousins POC I LLC	Georgia
Cousins/Daniel, LLC	Georgia
CP Venture IV Holdings LLC	Delaware
Eola Capital Asset Mgt LLC	Delaware
Eola Capital Investors LLC	Delaware
Eola Capital LLC	Florida
Eola Capital NC LLC	Delaware
Eola Office Partners LLC	Delaware
Eola TRS LLC	Delaware
Parkway Operating Partnership LP	Delaware
Parkway Properties General Partner, Inc.	Delaware
Parkway Properties LP	Delaware
Parkway Realty Management, LLC	Delaware
Parkway, Inc.	Maryland
Parkway JHLIC, LP	Delaware
Parkway Hancock Texas Manager, LLC	Delaware
Parkway Hancock Texas, LLC	Delaware
PKY 3200 SW Freeway, LLC	Delaware
PKY 400 North Belt, LLC	Delaware
PKY Masters GP, LLC	Delaware
PKY Masters Properties Group, L.P.	Maryland
PKY Masters SPE Corp.	Pennsylvania
PKY Masters TRS Amenities, LLC	Delaware
PKY Masters TRS Equity Holding, LLC	Delaware
PKY Masters TRS Services, LLC	Delaware
PKY Peachtree TRS Equity Holdings, LLC	Delaware
PKY-2101 CityWest 1&2 GP, LLC	Delaware
PKY-2101 CityWest 1&2, L.P.	Delaware
PKY-2101 CityWest 3&4 GP, LLC	Delaware
PKY-2101 CityWest 3&4, L.P.	Delaware
PKY-CityWest Land GP, LLC	Delaware
PKY-CityWest Land, L.P.	Delaware
PKY-San Felipe Plaza GP, LLC	Delaware
PKY-San Felipe Plaza, L.P.	Delaware
PKY Preferred Equity, LLC	Delaware
PKY-Land Investment, Co., LLC	Delaware
PKY-Land Investment Company IV, LP	Pennsylvania
TPG/P&A 2101 Market, LLC	Pennsylvania
TPG/P&A 2101 Market, L.P.	Pennsylvania
2121 Market Street Associates, L.P.	Pennsylvania